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                          151 Farmington Avenue   Susan E. Bryant
                          Hartford, CT  06156     Counsel
                                                  Law & Regulatory Affairs, RE4C
                                                  (203) 273-7834
                                                  Fax: (203) 273-8340


                                                            Exhibit 16(a)(23)(b)


June 30, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Re:     Aetna Insurance Company of America
        Post-Effective Amendment No. 2 to Registration Statement on Form S-1 File No. 33-81010
        Prospectus Title: AICA Guaranteed Account

Dear Sirs:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with the AICA Guaranteed Account (the "Guaranteed Account"), a credited interest option available under certain variable annuity contracts, and the Form S-1 Registration Statement relating to such account.

In connection with such representation, I have reviewed the Registration Statement for the Guaranteed Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when issued, will have been validly issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement and to my being named under the caption "Legal Matters" therein.

Sincerely,

/s/  Susan E. Bryant

Susan E. Bryant
Counsel
Aetna Insurance Company of America